Exhibit 99.1

General Moly and its Largest Shareholder, AMER, Announce the
Closure of the Accelerated $6 Million Tranche 2 Private Placement

LAKEWOOD, COLORADO, October 16, 2017 — General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), the only western exchange listed, pure-play molybdenum mineral development company, and its largest shareholder AMER International Group (“AMER”) announced the closure of the second tranche of the parties’ three-tranche financing agreement, originally announced in 2015.

At the close of Tranche 2, General Moly issued 14,634,146 shares to AMER, priced at the volume weighted average price (“VWAP”) for the 30-day period ending August 7, 2017 (the date of the parties’ Amendment No. 2 to the Investment and Securities Purchase Agreement) of $0.41 per share for a private placement of $6.0 million by AMER.  The equity sale proceeds of $5.5 million will go to general corporate purposes, while $0.5 million will be held in the loan procurement account to cover costs related to the Mt. Hope Project financing and other jointly sourced business development opportunities.

With the previous closure of Tranche 1 and the issuance of 13,333,333 million shares in November 2015, and the closure of Tranche 2 and the issuance of 14.6 million shares, AMER now holds an approximately 22% outstanding interest.  The closure of these two investment tranches with AMER is part of a broader financing agreement.  AMER has committed to provide to General Moly $20.0 million in three tranches of private placements in addition to a $700.0 million Chinese bank loan for the development of the Company’s Mt. Hope Project in Nevada that AMER will source and guarantee when there are improved molybdenum prices over a sustained period coupled with the receipt of water permits and Record of Decision for the Mt. Hope Project.

The third tranche is a $10.0 million private placement for 20 million shares, priced at $0.50 and conditioned upon the reissuance of water permits for the Mt. Hope Project or the earlier completion of a joint business opportunity involving issuance of more than 10.0 million shares of GMI common stock. Tranche 3 may be subject to General Moly stockholder approval.

Bruce D. Hansen, General Moly’s Chief Executive Officer said, “We are extremely pleased to close Tranche 2, reinforcing the commitment of General Moly and AMER to our long-term strategic partnership.  We value our relationship with AMER as we work together to achieve full financing for the development of the Mt. Hope Project, upon increasing molybdenum prices and achievement of the water permits and Record of Decision.  In the interim, along with AMER, we continue to evaluate mutually beneficial business development opportunities.”

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About General Moly

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest pure-play primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain a re-grant of its water permits and Record of Decision, ability to maintain required federal and state permits to continue construction, and commence production, ability to raise required project financing, ability to respond to adverse governmental regulation and judicial outcomes, and ability to maintain and/or adjust estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward-looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.